EXHIBIT 99
             CERTAIN FOOTNOTES TO FORM 4 FILED ON OCTOBER 19, 2005

REPORTING PERSON:

        TULLY M. FRIEDMAN
        C/O FRIEDMAN FLEISCHER & LOWE
        ONE MARITIME PLAZA, 10TH FLOOR
        SAN FRANCISCO, CA 94111


SUBJECT COMPANY:

        CAPITALSOURCE INC. [CSE]


DATE OF EARLIEST TRANSACTION REQUIRED TO BE REPORTED:

        10/17/2005


FOOTNOTES:

(1) Friedman Fleischer & Lowe Capital Partners, LP, in the aggregate, distributed 2,622,118 shares pro rata for no consideration to the partners of Friedman Fleischer & Lowe Capital Partners, LP. Certain limited partners of Friedman Fleischer & Lowe Capital Partners, LP elected to have their pro rata portion, a total of 785,001 shares, sold on their behalf in a private sale. These shares have been sold by Friedman Fleischer & Lowe, LLC, as agent for these limited partners in a private sale. The proceeds from these sales will be delivered to the limited partners of Friedman Fleischer & Lowe Capital Partners, LP who made this election.

     The shares distributed pursuant to the distribution described in the preceding paragraph were held by Friedman Fleischer & Lowe-CPS, LLC and Friedman Fleischer & Lowe-CPS-BLC, LLC and distributed to Friedman Fleischer & Lowe Capital Partners, LP immediately prior to the distribution described in the preceding paragraph.

     Friedman Fleischer & Lowe Capital Partners, LP is the sole member of each of Friedman Fleischer & Lowe-CPS, LLC and Friedman Fleischer & Lowe-CPS-BLC, LLC. Friedman Fleischer & Lowe Capital Partners, LP is controlled by Friedman Fleischer & Lowe GP, LLC, its general partner. The reporting person is Senior Managing Member of Friedman Fleischer & Lowe GP, LLC, and may be deemed to beneficially own the shares of Common Stock owned by Friedman Fleischer & Lowe Capital Partners, LP. The reporting person disclaims beneficial ownership of any shares in which it does not have a pecuniary interest.